Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: David A. Garrison
Website: http://www.arthrt.com	(978) 345-5000

August 29, 2005

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
DECLARES CASH DIVIDEND

Fitchburg, MA

        Arrhythmia Research Technology, Inc. (the “Company”) (AMEX: HRT) announced that its Board of Directors approved the payment of a dividend of $0.06 per share to holders of record on September 13, 2005, payable on September 23, 2005. Future dividend declarations by the Board of Directors will depend upon a number of factors, including future operating results, and other investment and acquisition opportunities.

        James E. Rouse, President and CEO, stated “The Board of Directors of the Company declared a $0.06 cash dividend will be paid to our shareholders as a result of the earnings achieved in the first six months of 2005.”

About the Company:

        In addition to its proprietary SAECG software used in the detection of potentially lethal heart arrhythmias the Company, through its wholly owned subsidiary, Micron Products Inc., manufacturers silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS, and TENS electrodes. Micron’s New England Molders division manufactures custom injection molded products for medical, electronic, industrial and consumer applications.

        Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks, and changing economic conditions in developing countries. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2004.